                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------

         DEL GLOBAL TECHNOLOGIES COMMENCES TRADING ON OTC BULLETIN BOARD
         ---------------------------------------------------------------

FRANKLIN PARK, IL - MAY 14, 2007 -- DEL GLOBAL  TECHNOLOGIES CORP.  (OTCBB:DGTC)
("Del Global" or "the Company") today announced that the Company's common shares have commenced  trading on the Over the Counter Bulletin Board effective May 11,
2007.

James A. Risher, Del Global's President and Chief Executive Officer,  commented,
"This  listing  represents  another  milestone  for Del  Global.  We are  making continued  progress  towards  building  greater value for our  shareholders,  as evidenced  by, among other  things,  higher sales and profits in the fiscal 2007 second quarter, and the recently completed,  oversubscribed Rights Offering that raised  total  proceeds of  approximately  $12.6  million.  We believe that this listing will improve Del Global's profile in the investor  community and provide enhanced liquidity for investors."

ABOUT DEL GLOBAL TECHNOLOGIES
-----------------------------

Del Global  Technologies  Corp. is primarily engaged in the design,  manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary  applications  through the Del Medical Systems Group. Through its
U.S.  based Del Medical  Imaging  Corp.  and Milan,  Italy  based Villa  Sistemi
Medicali  S.p.A.  subsidiaries  the Company offers a broad  portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems  to the  global  marketplace.  Through  its RFI  subsidiary,  Del Global manufactures  proprietary  high-voltage  power conversion  subsystems  including electronic filters, high voltage capacitors, pulse modulators,  transformers and reactors,  and a variety of other  products  designed for  industrial,  medical,
military  and  other  commercial   applications.   The  company's  web  site  is
WWW.DELGLOBAL.COM.

Statements   about  future   results   made  in  this  release  may   constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations  and the current  economic  environment.  Del Global  cautions that these  statements are not  guarantees of future  performance.  These  statements involve a number of risks  and  uncertainties  that are  difficult  to  predict, including,  but not  limited  to: the  ability of Del  Global to  implement  its business  plan;  retention of  management;  changing  industry  and  competitive conditions;  obtaining  anticipated operating  efficiencies;  securing necessary capital facilities;  favorable  determinations in various legal matters;  market and operating  risks from foreign  currency  exchange  exposures;  and favorable general economic  conditions.  Actual results could differ materially from those expressed or implied in the forward-looking  statements.  Important  assumptions and other important factors that could cause actual results to differ materially from those in the  forward-looking  statements  are  specified in the  Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:                     DEL GLOBAL MEDIA RELATIONS:
James A. Risher                                    M. Thomas Boon
Chief Executive Officer                            VP Global Sales and Marketing
(847) 288-7065                                     (847) 288-7023

Mark A. Zorko                                      THE EQUITY GROUP INC.
Chief Financial Officer                            Devin Sullivan
(847) 288-7003                                     Senior Vice President
                                                   (212) 836-9608